Note: Certain portions of this document have been marked "[C.I.]" to indicate that confidential treatment has been requested for this confidential information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.


                                SUPPLY AGREEMENT

                           AMIDE PHARMACEUTICALS, INC.

                                       AND

                            SIRIUS LABORATORIES, INC.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

I.       DEFINITIONS..............................................................................................1

II.      MANUFACTURE AND SUPPLY OF PRODUCT........................................................................3

         2.1      Regulatory Responsibility.......................................................................3
         2.2      Manufacture and Purchase........................................................................4
         2.3      Raw Materials...................................................................................5
         2.4      Commencement of Manufacturing for New Product...................................................5
         2.5      Purchase Orders.................................................................................5
         2.6      Rejected Product................................................................................6
         2.7      Product Price...................................................................................7

III.     SHIPMENT AND RISK OF LOSS................................................................................8

         3.1      Shipment........................................................................................8
         3.2      Delivery Terms..................................................................................8
         3.3      Claims..........................................................................................8

IV.      TERM AND TERMINATION.....................................................................................8

         4.1      Term............................................................................................8
         4.2      Termination.....................................................................................9
         4.3      Payment on Termination..........................................................................9
         4.4      Survival........................................................................................9

V.       CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE....................................................9

         5.1      Certificates of Analysis........................................................................9
         5.2      Stability Testing..............................................................................10
         5.3      Additional Validation Work or Additional Testing...............................................10

VI.      WARRANTIES AND REPRESENTATIONS..........................................................................10

         6.1      Conformity with Specifications.................................................................10
         6.2      Compliance with the Act........................................................................10
         6.3      Conformity with FDA regulations and CGMP's.....................................................10
         6.4      Compliance of Packaging and Labeling with Laws and Regulations.................................10
         6.5      Access to AMIDE's Facilities...................................................................11
         6.6      Corporation Bound..............................................................................11
         6.7      Additional Representations and Warranties......................................................11

VII.     PRODUCT RECALLS AND PRODUCT DESTRUCTION.................................................................12

         7.1      Product Recall.................................................................................12
         7.2      Product Destruction............................................................................13

VIII.    FORCE MAJEURE: FAILURE TO SUPPLY........................................................................13

         8.1      Force Majeure Events...........................................................................13

                                                                                                               PAGE
                                                                                                               ----

         8.2      Failure to Supply..............................................................................13

IX.      IMPROVEMENTS............................................................................................14

         9.1      Changes by SIRIUS..............................................................................14
         9.2      Changes by AMIDE...............................................................................14
         9.3      Changes by Law or Regulatory Authorities.......................................................14
         9.4      Notice.........................................................................................14
         9.5      Obsolete Inventory.............................................................................14
         9.6      Disposal Costs.................................................................................15

X.       CONFIDENTIAL INFORMATION:  INTELLECTUAL PROPERTY RIGHTS.................................................15

         10.1     Confidential Information.......................................................................15
         10.2     Trademarks and Trade Names.....................................................................15

XI.      INDEMNIFICATION.........................................................................................16

         11.1     Indemnification by AMIDE.......................................................................16
         11.2     Indemnification by SIRIUS......................................................................16
         11.3     No Waiver......................................................................................17
         11.4     Insurance......................................................................................17
         11.5     Patent and Other Intellectual Property Rights..................................................17

XII.     GENERAL PROVISIONS......................................................................................18

         12.1     Notices........................................................................................18
         12.2     Entire Agreement; Amendment....................................................................18
         12.3     Waiver.........................................................................................18
         12.4     Assignment.....................................................................................18
         12.5     Governing Law and Arbitration..................................................................19
         12.6     Severability...................................................................................19
         12.7     Modification By Operation Of Law...............................................................19
         12.8     Headings, Interpretation.......................................................................19
         12.9     Singular And Plural............................................................................19
         12.10    Document Preparation...........................................................................19
         12.11    Counterparts...................................................................................19
         12.12    Independent Contractors........................................................................19
         12.13    Implied Rights.................................................................................20
         12.14    Parties Relationship...........................................................................20
         12.15    Right to Purchase Product Formulation..........................................................20

         This Supply Agreement (the "Agreement") is made as of this 18th day of May, 2001 by and between Sirius Laboratories, Inc., an Illinois corporation headquartered at 100 Fairway Drive, Suite 130, Vernon Hills, IL 60061 (hereinafter referred to as "SIRIUS"), and Amide Pharmaceuticals, Inc, a New Jersey Corporation with its principal place of business at 101 East Main Street, Little Falls, New Jersey 07424 (hereinafter referred to as "AMIDE") (collectively, the "Parties").

                                    RECITALS

         A. SIRIUS is the innovator of a pharmaceutical product to be known as NICOMIDE(TM) (hereinafter the "Product"), which is a vitamin-mineral product that can, at SIRIUS's option, be marketed either as a prescription pharmaceutical nutritional supplement that does not require FDA marketing approval, or as a non-prescription dietary supplement;

         B. AMIDE manufactures pharmaceutical products for itself and others;

         C. SIRIUS has developed a formulation (the "Formulation") for the Product, and SIRIUS desires AMIDE to Manufacture and Sell the Product to SIRIUS;

         D. AMIDE has the capability to Manufacture and Sell the Product to SIRIUS; and

         E. the Parties desire to enter into a supply agreement for the Manufacture and sale of the Product;

         NOW, THEREFORE, in consideration of the mutual covenants, promises, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                 I. DEFINITIONS

1.1 "Act" means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2 "Affiliate(s)" shall mean any corporation, association, company, organization or other entity which directly or indirectly controls, is controlled by or is under common control with one of the Parties. For purposes of this definition, control means the ability, directly or indirectly, through ownership of securities, by agreement, or by any other method, to direct more than [c.i.] percent ([c.i.]%) of the outstanding equity votes of any entity, whether or not represented by securities, or to otherwise control the management decisions of any entity.

1.3 "Commercialization" shall mean the sale, distribution, marketing and promotion of the Product by SIRIUS.

1.4 "DSHEA" shall mean the Dietary Supplement Health and Education Act of 1994 and any related federal and/or state rule, regulation, statute or law pertaining to the safety, effectiveness, adulteration, mishandling, packaging, labeling or storage of dietary supplement ingredients and/or finished dietary supplement products that may be applicable to the Product during the term of this agreement.

1.5 "FDA" shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.6 "Forecasted Needs" means SIRIUS's estimate of Product to be ordered from AMIDE for [c.i.] following the [c.i.] in which such estimate is provided.

1.7 "Formulation" means the Product as detailed on Exhibit A, or as amended from time to time by SIRIUS in accordance with this Agreement.

1.8 "Intellectual Property" shall mean patents, patent applications, continuations, continuations-in part, divisionals, reissues, reexaminations, trade names, trademarks, and trade dress.

1.9 "Label", "Labeled", or "Labeling" means all labels and other written, printed, or graphic matter upon: (i) the Product or any container or wrapper utilized with the Product or (ii) any written material accompanying the Product.

1.10 "Law" shall mean any local, state or federal rule, regulation, statute or law relevant to the manufacture, distribution and/or sale of the Product, and to any other matters set forth herein.

1.11 "Losses" shall mean any [c.i.], including [c.i.], incurred by either Party which arise from any [c.i.].

1.12 "Manufacture" means the activities undertaken to create the Product from its Raw Materials in accordance with the Specifications (as hereinafter defined) including but not limited to Product creation, testing, packaging, and labeling.

1.13 "Manufacturing Cost" shall mean [c.i.] (as hereinafter defined), [c.i.].

1.14 "Manufacturing Fee" means the fee paid by SIRIUS to AMIDE for services required to Manufacture Product. The Manufacturing Fee is quoted in single final Product unit increments (i.e. by the bottle or sample carton) The Manufacturing Fee shall include services for [c.i.] The Manufacturing Fee does not include, without limitation, any [c.i.]. These services are in addition to the Manufacturing Fee and shall be billed [c.i.] at [c.i.] not to exceed [c.i.]. Manufacturing Fee also does not include any [c.i.] or [c.i.]. These items are billed separately in accordance with paragraph 2.2 below.

1.15 "Market Year" means a period of twelve (12) months commencing on the date of the launch by SIRIUS of Product Manufactured by AMIDE.

1.16 Material Safety Data Sheet" ("MSDS") means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.17 "Packaging" means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging or otherwise accompanying the Product.

1.18 "Product" or "Products" whenever used herein shall mean the pharmaceutical product or products identified on Exhibit A. Each dosage strength shall be considered a separate Product.

1.19 "Raw Materials" means the active ingredients, excipients and any other components necessary to create and package the Product.

1.20 "Active Raw Materials" shall mean niacinimide, folic acid and zinc.

1.21 "Sell" (for SIRIUS) means the activities undertaken to commercialize, market, promote and sell the Product in the market. Sell by AMIDE means the Manufacture and sale of the Product to SIRIUS.

1.22 "Specifications" means all regulatory, manufacturing, quality control, test methods and quality assurance procedures, processes, practices, standards, instructions and specifications comprising AMIDE's manufacturing and packaging of the Product and such other FDA and/or other regulatory requirements as may be applicable, including the specifications for Raw Materials and manufacturing procedures of the Product as either submitted by AMIDE and approved in writing by SIRIUS or covered under AMIDE's Standard Operating Procedures ("SOP's"). The Specifications shall include, without limitation: (i) Raw Material specifications (including approved suppliers, art proofs, chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); (vi) finished Product specifications release criteria including AMIDE's Acceptable Quality Limits ("AQL's"); (vii) stability specifications; and (viii) test methods. Specifications shall be established and/or amended from time to time upon the written agreement of both AMIDE and SIRIUS via a Product Change Request ("PCR") in accordance with Section IX below.

                     II. MANUFACTURE AND SUPPLY OF PRODUCT

2.1 REGULATORY RESPONSIBILITY.

         (a) AMIDE shall remain responsible for maintaining and fulfilling all regulatory requirements with respect only to the Manufacture of Products that are imposed by Law upon AMIDE as the manufacturer of the Products.

         (b) SIRIUS shall perform all necessary regulatory filings and will obtain all necessary registrations in the United States, with the FDA or other relevant government agencies, as required by law, for Manufacture of the Product. SIRIUS shall be solely and exclusively responsible for obtaining, maintaining and fulfilling all regulatory requirements with respect to the Products that are imposed by Law upon SIRIUS in connection with SIRIUS's Commercialization and sale of the Products. SIRIUS shall, on a timely basis, provide AMIDE with all information that is reasonably necessary and relevant to assist AMIDE in fulfilling all of its regulatory obligations.

         (c) AMIDE shall advise SIRIUS orally or in writing within [c.i.] days if an authorized agent of the FDA or other governmental agency visits AMIDE's manufacturing facility and requests or requires information or changes which directly pertain to the Product or which may negatively impact AMIDE's ability to continue to manufacture SIRIUS's Product under this Agreement. FDA audit time specific to Product [c.i.]. AMIDE shall notify SIRIUS of any FDA determination regarding failure to comply with CGMP.

         (d) AMIDE shall report adverse drug experience information within [c.i.] hours of receipt by AMIDE. AMIDE shall provide other post Commercialization reports as are required to be filed with the FDA or its equivalent. All telephone calls received by AMIDE relating to the Product shall be referred to SIRIUS. SIRIUS shall be responsible for fulfilling any and all regulatory requirements with respect to such events, including but not limited to the filing of all required forms, contact and follow-up with the patient or reporter of the event, and will make any necessary contact with the FDA regarding the subject matter of same.

         (e) SIRIUS, in performing its obligations hereunder, shall materially comply with all applicable Laws. If SIRIUS receives notice of an inspection or other notification by a governmental entity, including FDA, relating to Products, promotional materials or other matters, SIRIUS shall notify AMIDE on the same day such notice or notification is received, and provide to AMIDE, within [c.i.] hours, copies of all relevant documents, warning letters and other correspondence and notifications relating to Products. SIRIUS agrees to cooperate with AMIDE during any inspection, investigation or other inquiry by FDA or any other governmental entity, including providing information and/or documentation, as requested by FDA or other governmental entity. SIRIUS also agrees to discuss any response to observations or notifications received and to give AMIDE an opportunity to comment on any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, AMIDE shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and SIRIUS shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

2.2 MANUFACTURE AND PURCHASE.

         (a) AMIDE will Manufacture, Package, Label, store, and ship the Product in accordance with the Specifications.

         (b) SIRIUS shall designate AMIDE as its manufacturer and SIRIUS shall purchase [c.i.] of SIRIUS's Forecasted Needs of Product from AMIDE.

         (c) Nothing herein shall be construed to prohibit SIRIUS from qualifying a secondary manufacturing facility, however, SIRIUS shall not utilize such secondary manufacturing facility unless and until one of the following occurs:

                  (i) [c.i.]; or

                  (ii) [c.i.]

         (d) Subject to the terms and conditions of this Agreement, AMIDE agrees that it will manufacture for and provide to SIRIUS, and SIRIUS agrees that it will purchase from AMIDE, [c.i.] requirements of the Products, identified in Exhibit A attached hereto, as follows:

                  (i) [c.i.] until [c.i.], AMIDE shall Manufacture and sell and SIRIUS shall purchase [c.i.] of SIRIUS's annual requirements;

                  (ii) [c.i.] for the [c.i.] AMIDE shall Manufacture and sell and SIRIUS shall purchase [c.i.] of SIRIUS's annual requirements; and

                  (iii) [c.i.] for the [c.i.], AMIDE shall Manufacture and sell and SIRIUS shall purchase [c.i.] of SIRIUS's annual requirements.

         (e) With respect to years in which SIRIUS is [c.i.] of SIRIUS'S annual requirements from AMIDE, SIRIUS [c.i.] may purchase from AMIDE and AMIDE shall Manufacture in excess of the minimum required, [c.i.] of the annual requirements. If SIRIUS does not achieve or maintain the minimum volumes listed in Schedule A, [C.I.] may, [c.i.], adjust [c.i.].

2.3 RAW MATERIALS.

         (a) [c.i.], will select [c.i.] the Raw Materials, including active ingredients and excipients, for the Manufacture of the Product.

         (b) SIRIUS shall provide AMIDE with Specifications (including art proofs) for Packaging and Labeling, and [C.I.] shall purchase, [c.i.], Packaging and Labeling in accordance with the Specifications. If SIRIUS requires patient booklets or other promotional materials (hereinafter collectively, "Promotional Materials") to be included in Packaging of Product, SIRIUS shall supply such Promotional Materials to AMIDE for prior approval and upon AMIDE's written approval, AMIDE shall obtain such Promotional Materials [c.i.]. Approval in this section (b) shall mean only AMIDE's [c.i.] that AMIDE can logistically and physically include such Promotional Material as part of the manufacturing of Product. Nothing herein shall be deemed or construed to represent that AMIDE has read, reviewed or confirmed the accuracy of the Promotional Material.

2.4 COMMENCEMENT OF MANUFACTURING FOR NEW PRODUCT.

         No later than [c.i.] prior to the initial Market Year of the Product, SIRIUS agrees to notify AMIDE in writing of its delivery requirements, including firm orders for same, for the [c.i.] and shall provide its Forecasted Needs in writing for [c.i.] in order to ensure timely delivery of Product for initial sale and marketing.

2.5 PURCHASE ORDERS.

         (a) SIRIUS agrees to purchase from AMIDE [c.i.] Product Manufactured for SIRIUS by AMIDE in accordance with SIRIUS's purchase orders [c.i.] to the extent such Product meets the Specifications.

         (b) SIRIUS will transmit orders for Product to AMIDE using a mutually acceptable order entry system. All orders shall include the precise quantity of Product, the dates by which the ordered Product must be ready for shipment, and any additional information reasonably necessary to ensure proper shipment of Product.

         (c) At the [c.i.] and thereafter at the [c.i.], SIRIUS shall provide AMIDE with specific data as to its Forecasted Needs for the following [c.i.]. It is understood and agreed that with respect to any forecasts issued to AMIDE by SIRIUS pursuant to the terms hereof, the forecast for the [c.i.] thereof shall constitute a firm order for Products, regardless of receipt of SIRIUS's actual purchase order, and shall specify the requested delivery dates thereof and AMIDE shall meet those dates, [c.i.]. [C.I.] may, [c.i.], Manufacture Product up to [c.i.] prior to the requested delivery date in order to accommodate fluctuations in production demands. The [c.i.] of the period addressed in the forecast shall be utilized by AMIDE for purposes of Raw Material acquisition on behalf of SIRIUS and AMIDE production planning. Although AMIDE shall [c.i.] [c.i.] the Raw Material inventory purchased on behalf of SIRIUS, certain Raw Materials may have long lead times, require a minimum order quantity, and/or present a substantial economic order quantity. Therefore, AMIDE may order the [c.i.] to support up to [c.i.] of SIRIUS's Forecasted Needs, or the [c.i.] quantity, whichever is [c.i.]. Should [C.I.] subsequently [c.i.] will be [c.i.] for the [c.i.] of any material purchased by AMIDE on SIRIUS's behalf. Any such material which is subsequently rendered [c.i.] that required to support up to [c.i.] of SIRIUS's Forecasted Needs shall be [c.i.].

         (d) SIRIUS shall issue written purchase orders for Product to AMIDE at least [c.i.] to the requested delivery date if the requirements are [c.i.] of the most recently supplied Forecasted Needs for such period, and at least [c.i.] to the requested delivery date if the requirements exceed [c.i.].

         (e) AMIDE will only be required to meet the delivery dates confirmed to SIRIUS by AMIDE, in writing, so long as said dates [c.i.] from receipt of SIRIUS's purchase order. This Agreement allows for up to [c.i.] per batch of Product. Additional destinations may be accommodated for a shipping preparation fee [c.i.].

2.6 REJECTED PRODUCT.

         (a) SIRIUS may reject any Product which fails to meet the Specifications. SIRIUS shall, within [c.i.] days after its receipt of any shipment of Product and related Certificate of Analysis of Product batch (as described in paragraph 5.1 hereof), notify AMIDE in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice to AMIDE shall specify why the Product batch failed to perform to Specifications. AMIDE shall have an opportunity to [c.i.] said Product batch. All Product shall be submitted to inspection and evaluation in accordance with AMIDE's SOP's to determine whether or not said Product meets the Specifications. As to any such Product batch (including phases of or complete batches of bulk product) which is determined to fail the Specifications and may be rejected by SIRIUS or AMIDE ("Rejected Product"), AMIDE shall [c.i.] for the Manufacture of Product. If requested, AMIDE shall [c.i.] with SIRIUS for the [c.i.] of Rejected Product. Notwithstanding the foregoing, in the case of any nonconformity which is not readily apparent or discoverable upon reasonable inspection within such [c.i.] period, any claim of nonconformity with respect thereto shall not be deemed waived and delivery of Product shall not be deemed to have been accepted if SIRIUS notifies AMIDE as soon as practicable, but not later than [c.i.], following the date upon which SIRIUS learns of such nonconformity.

         (b) If there is a conflict between the test results of AMIDE and the test results of SIRIUS with respect to any shipment of Product, batch samples of such Product batch shall be submitted [c.i.] to an independent laboratory [c.i.] for testing against the Specifications under procedures employed in the Specifications. The fees and expenses of such laboratory testing shall be [c.i.]. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with paragraph 12.5(b) below.

         (c) For the [c.i.] validation batches of Product produced by AMIDE, or if a Rejected Product is due to SIRIUS supplied information, formulations or materials, [C.I.] shall bear [c.i.] of [c.i.] for Rejected Product, including the [c.i.] of Rejected Product. If the [c.i.] registration batches or [c.i.] validation batches of Product fails to meet Specifications [C.I.] shall bear [c.i.] of [c.i.] to and [c.i.] the Rejected Product [c.i.]. Thereafter, in the event a Rejected Product is due to the failure of AMIDE to comply with applicable written procedures, and such failure affects the marketability of the Product, [C.I.] shall bear [c.i.] of the [c.i.] supplied by [C.I.] and [c.i.]. If the Product does not meet final specifications, but such failure is not due to either SIRIUS supplied information or AMIDE's failure to follow written procedures, [C.I.] shall bear [c.i.] with [C.I.] bearing [c.i.] related to Rejected Product.

2.7 PRODUCT PRICE.

         (a) The initial Manufacturing Fees to be paid by SIRIUS to AMIDE are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be [c.i.], at [c.i.]. If the parties are unable to agree on a [c.i.] at least [c.i.] prior to the start of a [c.i.], then this Agreement, effective the first day of January of the [c.i.], shall continue in force with [c.i.] to reflect the change in the [c.i.] during the [c.i.] until such time [c.i.] can be completed. Prices for new Product or new Product sizes, not initially included in Exhibit A, [c.i.] and AMIDE and SIRIUS shall [c.i.] with respect to prices at the time said new Product or new Product sizes are added to Exhibit A. If [c.i.], final pricing for any of the above will be settled in accordance with paragraph 12.5(b) below.

         (b) Price of materials to be paid by SIRIUS to AMIDE ("Quoted Price of Material") shall be listed in an amendment to Schedule A within [c.i.] of commencement of regular production of the applicable Product. Quoted Price of Material is calculated as [c.i.] is defined as [c.i.]) plus [c.i.] for [c.i.]. Quoted Price of Material does not include, without limitation, [c.i.]. These items will be invoiced to SIRIUS at AMIDE's [c.i.] on a net thirty (30) basis. SIRIUS agrees to reimburse AMIDE for any such authorized expenditures made on SIRIUS's behalf. AMIDE's Quoted Price of Material will be adjusted [c.i.] and Schedule A shall be amended accordingly. If, however, the cost of a Raw Material [c.i.], AMIDE shall notify SIRIUS and, with [c.i.] for said material to SIRIUS to compensate for [c.i.]. Upon reasonably written request, AMIDE shall provide to SIRIUS the [c.i.].

         (c) Payment for all deliveries of Product and services shall be made in U.S. dollars, [c.i.], after date of AMIDE's invoice therefor. Invoices shall be generated upon either: (i) [c.i.]; or (ii) [c.i.] from AMIDE, [c.i.]. Total invoice shall be equal to the quantity of Product [c.i.] times the Total Price per unit [c.i.], as listed in Schedule A. A [c.i.] of [c.i.] of total invoice can [c.i.] each [c.i.] for [c.i.]. Thereafter, following the expiration of [c.i.], AMIDE, [c.i.], may [c.i.]

on future orders and to [c.i.] or [c.i.] of Product if SIRIUS's account is not current. Such [c.i.] shall not be considered a breach of this Agreement by AMIDE. If [c.i.], a [c.i.] paid by SIRIUS to AMIDE will be required prior to AMIDE Manufacturing Product. In addition, a [c.i.] Manufacturing Fee [c.i.] prior to AMIDE manufacturing any Product and [c.i.] must be [c.i.] prior to shipment.

                         III. SHIPMENT AND RISK OF LOSS

3.1 SHIPMENT.

         Shipment of Product shall be in accordance with whatever reasonable means SIRIUS instructs, provided that shipment is made in accordance with all relevant Laws. Product will be shipped to SIRIUS or its designee immediately upon release, [c.i.]. At SIRIUS's request, AMIDE may, [c.i.], hold Product in AMIDE's warehouse [c.i.]. Product held at AMIDE will be [c.i.] in accordance with paragraph 2.6(c) above. If SIRIUS requests AMIDE to make any miscellaneous small shipments less than [c.i.] of a standard batch size of Product, Raw Material, or other items on SIRIUS's behalf, SIRIUS agrees to reimburse AMIDE for any shipping charges incurred.

3.2 DELIVERY TERMS.

         The purchase price of Products in Schedule A hereof shall [c.i.]. [C.I.] will bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

3.3 CLAIMS.

         The weights, tares and tests affixed by AMIDE's invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by SIRIUS unless made within [c.i.] of receipt of Product by SIRIUS. In the event any damage is caused to Product during shipping such damage shall be reported to AMIDE in writing by SIRIUS within [c.i.] of receipt of Product, the failure of which shall be deemed an acceptance of such damaged Product.

                            IV. TERM AND TERMINATION

4.1 TERM.

         (a) This Agreement shall commence on the first day of the month following the mutual signing of this document and will continue for five (5) years thereafter (the "Term"), unless sooner terminated pursuant to its terms. This Agreement may be extended by mutual written agreement of the Parties. For the purposes of this Agreement, the term shall include any extensions.

         (b) For the purposes of this Agreement, receipt and acceptance by AMIDE of SIRIUS's purchase order for Products beyond the term of this Agreement shall constitute extension of this Agreement as it applies to the accepted purchase order only with all other terms and conditions of this Agreement in full effect except that the term shall only be through completion of the accepted purchase order. Nothing herein shall be deemed or construed to obligate AMIDE to accept such Purchase Orders upon the expiration of this Agreement.

4.2 TERMINATION.

         This Agreement may be terminated at any time upon the occurrence of any of the following events:

         (a) If the other party has breached this Agreement and has failed to cure such breach within [c.i.] after written notice thereof.

         (b) Upon insolvency, assignment for the benefit of creditors, or the initiation of bankruptcy proceedings by or against the other party.

         (c) If either Party changes ownership. Change of ownership shall mean the transfer of more than [c.i.] of a Company's Stock to an entity other than an person who is not currently an owner or entity which owns [c.i.] of such Party. If either Party shall become a public company that shall not constitute a change of ownership.

         (d) If SIRIUS determines to discontinue marketing the Product, SIRIUS shall give AMIDE at least [c.i.] advance written notice of such decision to discontinue.

4.3 PAYMENT ON TERMINATION.

         Upon the termination or cancellation of this Agreement for any reason other than [c.i.] hereof, and without prejudice to any other rights and remedies and defenses available to either Party hereunder, [C.I.] agrees to reimburse [C.I.] at [c.i.] for any [c.i.] [c.i.] and for which [c.i.], if said orders are [c.i.] and [c.i.] by [c.i.], as well as for [c.i.] commenced by, and [c.i.] of, [C.I.] in connection with the performance of this Agreement. With respect to any [c.i.] and [c.i.] ordered for manufacture of Product for which [C.I.] can reasonably [c.i.], [C.I.] shall [c.i.] its [c.i.] [c.i.] of such [c.i.]). Within [c.i.] of termination and at SIRIUS's written request, AMIDE shall furnish SIRIUS with a [c.i.] of all materials in inventory, and shall ship such materials and the applicable invoice therefor to SIRIUS at [c.i.] and per SIRIUS's reasonable written instructions. SIRIUS [c.i.] upon receipt [c.i.].

4.4 SURVIVAL.

         Termination of this Agreement under paragraph 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Sections II, VI, VII, X and XI hereof shall survive the termination or cancellation of this Agreement for any reason.

            V. CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

5.1      CERTIFICATES OF ANALYSIS.

         AMIDE shall test each lot of Product purchased pursuant to this Agreement before delivery to SIRIUS. Each Certificate of Analysis shall set forth the items tested, Specifications and test results for each lot delivered. AMIDE shall send one (1) Certificate of Analysis to SIRIUS at the time of the release of Product. Extraordinary reporting or documentation, outside this Agreement, [c.i.]

5.2 STABILITY TESTING.

         AMIDE shall perform its standard stability test program as defined in AMIDE's SOP's or as separately agreed to in accordance with a PCR for each Product. SIRIUS shall receive a copy of AMIDE's Annual Report for each Product as long as AMIDE is continuing to produce such Product for SIRIUS and [c.i.]. If SIRIUS elects to perform its own stability testing on the Product, SIRIUS agrees to provide AMIDE with a copy of the results from such testing [c.i.].

5.3 ADDITIONAL VALIDATION WORK OR ADDITIONAL TESTING.

         If AMIDE is required by regulatory authority to perform additional validation studies subsequent to validation performed on initial validation batches or additional testing in order to legitimately continue to engage in the Manufacture of the Product for SIRIUS, AMIDE and SIRIUS shall [c.i.] to reach an agreement on a written project protocol in order to satisfy said requirement. If the parties cannot reach agreement on a written project protocol addressing the regulatory requirement, [c.i.]

                       VI. WARRANTIES AND REPRESENTATIONS

6.1 CONFORMITY WITH SPECIFICATIONS.

         AMIDE warrants that all Product sold and delivered pursuant to this Agreement will have been Manufactured and Packaged in accordance with the Specifications.

6.2 COMPLIANCE WITH THE ACT.

         Upon acceptance of the Specifications [c.i.], it shall bear [c.i.] for the validity of all Specifications. In addition, [C.I.] shall bear [c.i.] for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies, except that [C.I.] shall bear [c.i.] for adequacy of all validation, stability, test methods, and studies [c.i.]

6.3 CONFORMITY WITH FDA REGULATIONS AND CGMP'S.

         Subject to the provisions set forth in paragraphs 6.2 and 6.4 hereof, AMIDE represents and warrants that all Product manufactured, packaged, held for sale, stored, sold and shipped pursuant to this Agreement shall have been Manufactured, packed, stored and shipped by AMIDE in compliance with applicable FDA regulations and current Good Manufacturing Practices as that term is defined under the Act, the Specifications and all other applicable Laws, and shall not be adulterated, mismarked or otherwise be violative of any Laws.

6.4 COMPLIANCE OF PACKAGING AND LABELING WITH LAWS AND REGULATIONS.

         SIRIUS warrants that all Labeling copy and artwork approved, designated or supplied by SIRIUS shall be in compliance with all applicable Laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the [c.i.] responsibility of SIRIUS, provided that [c.i.] such [c.i.] and [c.i.] as provided in paragraph 2.3(b) hereof, except [C.I.] shall bear responsibility [c.i.] caused by [C.I.]. For purposes of this section 6.4, packaging failures shall mean only [c.i.] to
(1) [c.i.] to Product or (2) include [c.i.] with [c.i.].

6.5 ACCESS TO AMIDE'S FACILITIES.

         SIRIUS shall have access to AMIDE's facilities at [c.i.] AMIDE's compliance with current Good Manufacturing Practices and the Act ("Audits"). Such access shall in no way gives SIRIUS the right to any of AMIDE's confidential or proprietary information. Further, [c.i.] shall be limited to [c.i.] per calendar year and [c.i.] employees of SIRIUS who are subject to the same requirements of confidentiality as SIRIUS. Upon Termination for any reason, AMIDE shall make available to SIRIUS all batch, testing and manufacturing records relating to Product.

6.6 CORPORATION BOUND.

         Each of the Parties hereto represents and warrants that: (i) it is a corporation duly organized, existing, and in good standing under the laws of its state of organization; (ii) it has all requisite legal and corporate power and authority to enter into this Agreement; (iii) when executed by the corporate officers whose names appear on the signature page hereof, this Agreement shall be a valid and binding obligation of the Parties enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors; and (iv) the execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not constitute a breach or default under any other agreement to which it is party or by which it is bound.

6.7 ADDITIONAL REPRESENTATIONS AND WARRANTIES.

         AMIDE hereby represents and warrants to SIRIUS as follows:

         (a) AMIDE is a corporation duly organized and validly existing under the laws of the State of New Jersey;

         (b) AMIDE has the requisite corporate authority to execute and deliver this agreement and to perform its obligations hereunder;

         (c) Any Products delivered by AMIDE to SIRIUS shall, at the time of shipment have been manufactured, packaged, stored and shipped by AMIDE in conformity with CGMPs, Specifications, and any other applicable Laws, and shall not be adulterated, misbranded or otherwise violative of the FFDCA or other applicable Laws;

         SIRIUS hereby represents and warrants to AMIDE as follows:

         (a) SIRIUS is a corporation duly organized and in good standing under the laws of the State of Illinois;

         (b) SIRIUS's Product formulation and labeling and any changes thereto shall comply with the FFDCA and/or DSHEA in all respects;

         (c) Upon termination of this Agreement or the expiration of the natural term as set forth in paragraph 4.1 hereinabove, SIRIUS shall [c.i.] as described and set forth in paragraph 11.4, retroactive to the Commencement Date. In the event for any reason whatever SIRIUS elects not to [c.i.] as required hereinabove, which election shall be deemed a breach of this Agreement, and any other subsequent agreement parties may enter into, SIRIUS shall notify AMIDE as required hereinabove of such election in order to permit [c.i.]. SIRIUS acknowledges and agrees that AMIDE's [c.i.] shall ultimately be payable [c.i.], together with [c.i.] and [c.i.] and

[c.i.] that may be required to compel SIRIUS to pay for such expenses and costs incurred by AMIDE in recouping from SIRIUS its payment for the Tail.

         (d) SIRIUS has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

         (e) The execution and performance of SIRIUS's obligations hereunder, are not and will not be in violation of or in conflict with any obligations, contracts or agreements it may have with any third party;

         (f) SIRIUS is not debarred and SIRIUS has not and will not use in any capacity the services of any person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, SIRIUS shall immediately notify AMIDE of such fact;

         (g) SIRIUS has and will maintain throughout the term of this Agreement all federal, state and local permits, licenses, registrations and other forms of governmental authorization and approval as required by Law in order for SIRIUS to execute and deliver this Agreement and to perform is obligations hereunder in accordance with all applicable Laws;

         (h) SIRIUS represents and warrants that it has [c.i.] the [c.i.] of the Product which is intended to be Commercialized and it has no knowledge that the use of Product will cause any adverse effects on such users; that there is no evidence that the use of Product will or has the propensity to cause Adverse Drug Events as that term is defined at 21 CFR 314.80a; that it knows of no and has no reason to expect such use of Product or its component parts h as the potential to cause short-term or long-term effects on the human body or its systems other than those indicated on the label.

         SIRIUS, in performing its obligations hereunder shall materially comply with all applicable Laws. In the event SIRIUS receives notice of an inspection or other notification by a governmental entity, including FDA, relating to its Product, promotional materials or other matters, SIRIUS shall notify AMIDE on the same day such notice or notification is received, and provide to AMIDE, within [c.i.] hours, copies of all relevant documents, including FDA Forms 482, 483 warning letters and other correspondence and notifications relating to Products. SIRIUS agrees to cooperate with AMIDE during any inspection, investigation or other inquiry by FDA or any other governmental entity, including providing information and/or documentation, as requested by FDA or other governmental entity. SIRIUS also agrees to discuss any response to observations or notifications received and to give the other Party an opportunity to comment on any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, AMIDE shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and SIRIUS shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.

                  VII. PRODUCT RECALLS AND PRODUCT DESTRUCTION

7.1 PRODUCT RECALL.

         (a) If SIRIUS or AMIDE shall be required or requested by any governmental authority (or shall voluntarily decide) to recall any Products because such Products may violate any Laws or for any other reason, the Parties shall cooperate fully with one another in connection with any recall. If a recall is due to [c.i.] or [c.i.] in this Agreement, [C.I.] shall [c.i.] or [c.i.] for all direct costs incurred by [C.I.] including the cost of [c.i.], all [c.i.] recalled product and [c.i.] involved in administering such recall. If a recall is due to [c.i.], [C.I.] shall [c.i.] for [c.i.] associated with such recalled Products and [c.i.] for [c.i.] and [c.i.] described above [c.i.] in connection with such recall including [c.i.] of the recall and such [c.i.] as may [c.i.] to the recall.

         (b) For the purposes of this Agreement, the expenses of the recall shall be the expenses of [c.i.] the [c.i.], and [c.i.]. In the event of a recall, no press releases, interviews or statements shall be made without the prior written approval of both Parties.

7.2 PRODUCT DESTRUCTION.

         (a) Destruction of a rejected or recalled Product shall be in accordance with all applicable Laws and regulations and the party conducting the destruction [c.i.] hereto for [c.i.] relating to a failure to dispose of such Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable Law. The parties agree that any dispute concerning the operation or effect of this paragraph will be resolved in accordance with paragraph 12.5(b) hereof. If AMIDE does not receive disposition instructions from SIRIUS within [c.i.] days from date of obsolescence, obsolete inventory remaining at AMIDE's facilities may be [c.i.], unless AMIDE fails to [c.i.] any such inventory.

                     VIII. FORCE MAJEURE: FAILURE TO SUPPLY

8.1 FORCE MAJEURE EVENTS.

         Failure of either party to perform its obligations under this Agreement shall not subject such party to any liability to the other if such failure is caused by acts such as, but not limited to, acts of God, fires, explosion, flood, drought, war, riot, sabotage, embargo, strikes, inability to obtain or delays of transportation facilities, compliance with any court order or regulation of any government entity acting with color of right or by any other cause beyond the reasonable control of the parties, whether or not foreseeable.

         Upon the occurrence of a force majeure event, the party failing or delaying performance shall promptly notify the other party, in writing, setting forth the nature of the force majeure, its expected duration and how such party's performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases. However, if any such disability exists for [c.i.], the party not under such disability may terminate this Agreement by giving such other party [c.i.] prior written notice of termination, and this Agreement shall terminate.

8.2 FAILURE TO SUPPLY.

         If AMIDE fails to supply all or part of any shipment of Product ordered by SIRIUS within [c.i.] after the delivery date specified on the applicable purchase order for such shipment,

SIRIUS at its sole discretion, may require AMIDE to supply the undelivered Product at a future date [c.i.]. If the order [c.i.], AMIDE will [c.i.] or [c.i.] of SIRIUS applicable to such order.

                                IX. IMPROVEMENTS

9.1 CHANGES BY SIRIUS.

         If SIRIUS at any time requests a change in writing to Product and [c.i.] such change is reasonable with regard to Product Manufacture: (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written PCR reviewed and agreed upon by both AMIDE and SIRIUS; (ii) [C.I.] shall adjust, [c.i.] (but [c.i.] shall be without [c.i.]), the [c.i.], if necessary, and Schedule A shall be amended accordingly; and (iii) [C.I.] shall pay [C.I.] for the [c.i.] with such change including, but not limited to, any additional development work required, charged at [c.i.] in accordance with Section _____ contained herein.

9.2 CHANGES BY AMIDE.

         Unless mandated by law or any Regulatory Agency, AMIDE agrees that any changes developed by AMIDE, which may be incorporated into the Product shall require the written approval of SIRIUS via a PCR prior to such incorporation, which approval shall not be unreasonably withheld. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any regulatory fillings incident to any such change shall be [c.i.].

9.3 CHANGES BY LAW OR REGULATORY AUTHORITIES.

         At the time of such change as required because of any law or Regulatory Authority, such changes shall become part of the Specifications. If AMIDE is required by regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new Raw Material and finished Product assay procedures with respect to Product in order to continue to engage in he manufacture of said Product for SIRIUS, such studies shall be conducted in accordance with paragraph 5.3 herein. Due to said changes, AMIDE shall [c.i.]. Such [c.i.] shall be effective [c.i.] in writing by [C.I.] and, if necessary, Schedule A shall be amended accordingly.

9.4 NOTICE.

         Notwithstanding the foregoing, AMIDE shall provide written notice to SIRIUS of any changes to Product Specifications.

9.5 OBSOLETE INVENTORY.

         Any SIRIUS-specific inventory including, but not limited to, [c.i.] rendered obsolete as a result of [c.i.] changes requested by SIRIUS or by changes [c.i.] shall be [c.i.] to [C.I.] by [C.I.] at [c.i.], plus [c.i.]. At such time and unless otherwise agreed by AMIDE, AMIDE will ship the obsolete inventory to SIRIUS for destruction by SIRIUS. SIRIUS shall bear [c.i.] of all destruction costs related to said obsolete inventory.

9.6 DISPOSAL COSTS.

         AMIDE reserves the right to [c.i.], related to Manufacture of the Product, unless [c.i.] relates to nonconforming batches due to the failure of AMIDE to follow established written procedures, or failure to timely ship and become obsolete, or are due to a Recall, in which event Section 7.2 hereof is applicable.

           X. CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS

10.1 CONFIDENTIAL INFORMATION.

         All confidential information furnished by SIRIUS to AMIDE, or by AMIDE to SIRIUS, during the term of this Agreement, relating to the subject matter hereof, shall be kept confidential by the party receiving said confidential information, except for purposes authorized by this Agreement, and shall not be disclosed to any person or firm, unless previously authorized in writing to do so, for a period of not less than [c.i.] following the date of disclosure. The party receiving said confidential information may, however, disclose the same to its responsible officers and employees who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality. It is understood that all confidential information provided by either party shall be identified or marked as such. Any oral communications which are to be considered confidential shall be reduced to writing and identified as confidential within [c.i.] after disclosure.

         Any other provisions hereof to the contrary notwithstanding, it is expressly understood and agreed by the parties hereto that the obligations of confidence and nonuse herein assumed shall not apply to any information which:

         (1) is at the time of disclosure or thereafter so becomes a part of the public domain through no fault of the receiving party; or

         (2) was otherwise in the receiving party's lawful possession prior to disclosure as shown by its written record; or

         (3) is hereafter disclosed to the receiving party by a third party purporting not to be in violation of an obligation of confidentiality to the disclosing party relative to said information; or

         (4) is by mutual agreement of the parties hereto released from a confidential status; or

         (5) is required to be disclosed pursuant to regulatory or legal requirements.

         It is further acknowledged that AMIDE manufactures pharmaceutical products or itself and third parties, [c.i.] however, AMIDE shall not provide nor Manufacture the Product with the Formulation for itself or for any third party.

10.2 TRADEMARKS AND TRADE NAMES.

         (a) Each party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other party's trademarks or trade names unless otherwise expressly agreed.

         (b) Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

                              XI. INDEMNIFICATION

11.1 INDEMNIFICATION BY AMIDE.

         During the term of this Agreement and for [c.i.] after termination, whichever is later, AMIDE will indemnify, defend and hold SIRIUS, its officers, directors, employees and agents, harmless from and against any and [c.i.], resulting from [c.i.] made or suits brought against SIRIUS which arise [c.i.]. In addition, AMIDE will defend, indemnify and hold harmless SIRIUS, its officers, directors, employees and agents against any and [c.i.], or its [c.i.] of any obligation under this Agreement. Upon the filing of any such claim or suit, SIRIUS shall [c.i.] notify AMIDE thereof and shall permit AMIDE, [c.i.], to handle and control such claim or suit; provided, however, that SIRIUS may, [c.i.] retain such additional attorneys as it may deem necessary, which attorneys will be permitted by AMIDE and its attorneys to reasonably observe and/or participate in all aspects of the defense of such claims or suits. [c.i.]

11.2 INDEMNIFICATION BY SIRIUS.

         During the term of this Agreement, or for [c.i.] after this Agreement is terminated, whichever is later, SIRIUS shall indemnify, defend and hold AMIDE harmless from and against any Losses resulting from or arising out of [c.i.]; the [c.i.], the [c.i.] under this Agreement or the negligence or willful misconduct of SIRIUS, its employees or its agents (collectively "SIRIUS Activities").

         In the event AMIDE seeks indemnification, it shall notify, in writing, SIRIUS within [c.i.] of the assertion of any claim or discovery of any fact upon which AMIDE intends to base a claim for indemnification. AMIDE'S failure to so notify SIRIUS shall not, however, [c.i.] under this Agreement to AMIDE with respect to such claim except to the extent that SIRIUS is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. SIRIUS shall [c.i.] for the [c.i.] of any claim, demand, lawsuit or other proceeding in connection with which AMIDE claims indemnification hereunder. AMIDE shall have the right [c.i.] to participate jointly with SIRIUS in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which SIRIUS has acknowledged its obligation to indemnify AMIDE hereunder, SIRIUS shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as SIRIUS shall deem appropriate, subject to prior written approval of AMIDE, which shall not be unreasonably withheld.

11.3 NO WAIVER.

         In providing the indemnification of Sections 11.1 and 11.2 hereof, neither party waives any defenses or rights of subrogation which could be alleged or asserted by a party or its insurance carrier.

11.4 INSURANCE.

         (a) Each Party shall, throughout the term of this Agreement, [c.i.] and [c.i.] from a qualified insurance company with a Financial Rating by AM Best of not less than [c.i.] and [C.I.], comprehensive general liability insurance, including standard Products liability insurance designating the other party as an additional insured (the "Policy") and covering such party for the risks ascribed herein. Such Policy shall provide protection against any and all claims, demands and causes of action arising out of any defects, alleged or otherwise, of the Product or any material used in connection therewith or any use thereof. The amount of coverage shall be [c.i.] combined single limit coverage, for each occurrence for bodily injury and/or for property damage. Each party shall furnish to the other a certificate of insurance evidencing such insurance Policy upon request. SIRIUS shall not at any time Commercialize Products or otherwise act pursuant to this Agreement unless such insurance Policy is in effect. Any and all changes including cancellation of the Policy may be made only [c.i.] written notice to the other party. If at any time during the Term, SIRIUS elects to cease sale of Product, its operations or discontinues the Policy, or if AMIDE shall cease Manufacture of the Product, such party shall so notify the other in writing within [c.i.] of such determination and such party [c.i.] to the other in writing and proof evidencing that it has [c.i.]. In addition, the Policy shall permit the other party to [c.i.], in the event a party breaches this Agreement and [c.i.]. If the Policy deductible is greater than [c.i.], the party shall provide evidence to the other, in writing prior to Commercializing Product, that it has substantial resources to pay for such deductible.

         (b) Upon termination of this Agreement or the expiration of its Term as set forth in Section IV hereinabove, [c.i.] shall acquire [c.i.] as described and set forth in paragraph 11.4, retroactive to the Commencement Date unless satisfactory insurance as required in 11.4(a) hereinabove is already placed with such Party. If for any reason a Party elects [c.i.] as required hereinabove, which [c.i.] this Agreement, and any other subsequent agreement the parties may enter into, the Party shall notify the other, as required hereinabove of such election in order to permit the other [c.i.]. The Parties acknowledge and agree that the [c.i.] shall ultimately [c.i.] Party, together with interests, legal fees and expenses and court costs that may be required to compel a Party [c.i.] and [c.i.] in recouping [c.i.]. Each Party shall name the other as an additional named insured [c.i.].

11.5 PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS.

         (a) [C.I.] represents that [c.i.], the [c.i.] of the Product or sales of Product [c.i.] or [c.i.] and that [c.i.] from [c.i.] arising from claims that [c.i.], or [c.i.] and any other [c.i.] used by [C.I.] in connection with [c.i.] or other [c.i.] rights of a third party.

         (b) [C.I.] shall indemnify, defend and hold [C.I.] harmless from all [c.i.] arising out of any [c.i.] brought against [C.I.] based upon [c.i.].

                            XII. GENERAL PROVISIONS

12.1 NOTICES.

         Any notices permitted or required by this Agreement shall be sent by telex or fax or by certified or registered mail and shall be effective the earlier of the date received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either party in writing:

         If to AMIDE:             Amide Pharmaceuticals, Inc.
                                  Attention:  Chandu Patel - President
                                  101 East Main Street
                                  Little Falls, New Jersey  07424
                                  Phone:  (973) 890-1440
                                  Fax:  (973) 890-7980

         If to SIRIUS:            Sirius Laboratories, Inc.
                                  Attention:  Frank R. Pollard - President & CEO
                                  Fairway Drive, Suite 130
                                  Vernon Hills, IL 60061
                                  Phone:  (847) 968-2424
                                  Fax:  (847) 968-2424

12.2 ENTIRE AGREEMENT; AMENDMENT.

         The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of AMIDE's quotation, acknowledgment and invoice forms and SIRIUS's Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

12.3 WAIVER.

         No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as or be construed as a continuing waiver or a waiver of any other default or of the same default on a future occasion.

12.4 ASSIGNMENT.

         This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the Parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld. Any assignments, including but not limited to, sale, transfer, or license of brand or Product, shall not release the original party hereto from their duties and obligations under this Agreement.

12.5 GOVERNING LAW AND ARBITRATION.

         The validity and interpretation of this Agreement and the legal relations of the Parties to it shall be governed by the internal laws, and not the law of conflicts, of the [c.i.]. Venue shall lie with federal courts of [c.i.] with respect to any action which may be taken hereunder.

12.6 SEVERABILITY.

         If any term or provision of this Agreement shall violate any applicable Law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof. The Parties agree to renegotiate in good faith any provision or term held to be unenforceable and to be bound by the mutually agreed substitute provision.

12.7 MODIFICATION BY OPERATION OF LAW.

         If any of the terms or provisions of this Agreement are in or come into conflict with any applicable Law, then such term or provision shall be deemed inoperative to the extent it may conflict therewith and shall be deemed to be modified to conform with such Law unless such modification would render the affected provision inconsistent with or contrary to the intent of the Parties. However, if the terms and conditions of this Agreement are materially altered as a result of this subsection, the Parties shall in good faith attempt to renegotiate said terms and conditions to resolve any disputes related thereto. Should they be unable to agree on suitable substitute language, the issue shall be referred to arbitration pursuant to Article 12.5.

12.8 HEADINGS, INTERPRETATION.

         The headings used in this Agreement are for convenience only, are not a part of this Agreement, and are not to be used in construing the intent of the parties.

12.9 SINGULAR AND PLURAL.

         The singular form of any noun or pronoun shall include the plural when the context in which such a word is used is such that it is apparent the singular is intended to include the plural or vice versa.

12.10 DOCUMENT PREPARATION.

         The Parties acknowledge that this Agreement is a product of negotiations and that no inference should be drawn regarding the drafting or preparation of this document.

12.11 COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

12.12 INDEPENDENT CONTRACTORS.

         This Agreement shall not constitute or give rise to any employer-employee, agency, partnership or joint venture relationship among or between the Parties, and each Party's performance hereunder is that of a separate, independent entity.

12.13 IMPLIED RIGHTS.

         Nothing in this Agreement shall be deemed or implied to be the grant by one party to the other of any right, title or interest in the Product, Intellectual Property or any other proprietary right of the other except as is expressly provided for herein.

12.14 PARTIES RELATIONSHIP.

         Nothing in this Agreement shall create among the Parties a partnership, joint venture or principal-agent relationship and, for the avoidance of doubt, SIRIUS and AMIDE now confirm and accept (for itself and as agent on behalf of its affiliates) that it is an independent contractor trading for and on its own behalf.

12.15 RIGHT TO PURCHASE PRODUCT FORMULATION.

         A. If SIRIUS, for any reason, elects to sell its right to the Formulation of Product to any party, AMIDE shall have the right of first refusal to purchase the Formulation of Product according to the following terms:

         (i) Notice of Sale. SIRIUS shall advise AMIDE in writing of its election to (1) sell the Formulation of Product or (2) accept offers for purchase of Product Formulation, and such notice shall include the material terms and conditions of any such sale or offer to purchase the Formulation of Product.

         (ii) Acceptance. AMIDE shall have [c.i.] to advise SIRIUS of its intent to exercise AMIDE's right of first refusal and purchase the Formulation of Product on substantially similar terms and conditions ("AMIDE's Acceptance").

         (iii) Additional Offers. If AMIDE rejects SIRIUS's notice of sale or SIRIUS receives offers to purchase the Formulation of Product on different terms and conditions ("Additional Offer"), SIRIUS shall notify AMIDE in writing of all such Additional Offers that it wishes to accept and shall give AMIDE the right of first refusal to purchase the Formulation of Product on substantially similar terms and conditions as such Additional Offer. AMIDE shall have [c.i.] to advise SIRIUS of AMIDE's intent to purchase the Formulation of Product on substantially similar terms and conditions as the Additional Offer.

         B.  Condition Precedent to Right to Purchase Product Formulation.

         Section 12.5A shall apply only in the event SIRIUS elects to sell the Formulation of Product exclusive from the sale of any other formulations it may own or control. In the event SIRIUS elects to sell Product Formulation together with any other formulations, it shall have not duties or obligations under
Section 12.15A.

         IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                 SIRIUS LABORATORIES, INC.                      AMIDE PHARMACEUTICALS, INC.

By:  Frank R. Pollard                                    By: Chandu S. Patel
     -------------------------------------------------       ---------------

Its: President                                           Its: President
     ------------------------------------------------         ---------

                                    EXHIBIT A

                      NICOMIDE TABLETS PRICING INFORMATION
                               AMIDE CONFIDENTIAL


Product No.:  235                                            Product No.:  235
------------------------------------------------------------ ---------------------------------------------------------
NDC:  65880-726-05                                           NDC:  65880-726-60
------------------------------------------------------------ ---------------------------------------------------------
Batch Size:  [c.i.] tablets                                  Batch Size:  [c.i.] tablets
------------------------------------------------------------ ---------------------------------------------------------
Bottle Count:  5                                             Bottle Count:  60
------------------------------------------------------------ ---------------------------------------------------------
Inner casepack:  6 bottle/sample carton                      Casepack:  12 bottles/casepack
------------------------------------------------------------ ---------------------------------------------------------
Outer casepack:  36 cartons/casepack
------------------------------------------------------------ ---------------------------------------------------------
Price/Bottle:  [c.i.]                                        Price/Bottle:  [c.i.]
------------------------------------------------------------ ---------------------------------------------------------